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                                                                    EXHIBIT 99.1


       Newbridge Networks and Stanford Telecom Satisfy Major Conditional
                      Requirement of Acquisition Closure

                   Agreement to Sell Defense Communications
     Business to ITT Industries Satisfies Major Conditional Requirement of Merger with Stanford Telecom; Closure of Merger Proceeding On Schedule


KANATA, ONTARIO--(BUSINESS WIRE)--Sept. 23, 1999--Newbridge Networks (NYSE: NN - news; TSE: NNC - news) and Stanford Telecommunications Inc. (Nasdaq: STII -
news) today announced that they have satisfied a major conditional requirement of their pending merger by entering into an agreement to sell Stanford Telecom's defense communications business to ITT Industries (NYSE: IIN - news). Based in White Plains, NY, ITT Industries is a leading manufacturer of military defense systems.

The transaction values the Stanford Telecom defense communications business at approximately U.S. $191 million. Under the agreement, ITT will substantially assume all obligations and liabilities associated with the Stanford Telecom defense communications businesses.

Newbridge announced on June 22, 1999 that it had signed a definitive agreement to acquire Stanford Telecommunications, a leading supplier of key broadband wireless technologies and products. Newbridge expects the merger to close on schedule.

The closure of ITT's acquisition of Stanford Telecom's defense communications business is contingent upon a number of conditions, including the closure of the merger agreement between Newbridge and Stanford Telecom.

In the merger with Newbridge, Stanford Telecom stockholders will receive Newbridge stock with a value of U.S.$30 plus a contingent value right (CVR) for each share of their Stanford Telecom stock. The amount generated through this sale and the sale of the Stanford Telecom contract manufacturing business will be used to determine the value of the CVR. Based on the ITT agreement and the expected sale price for the contract manufacturing business, Stanford Telecom and Newbridge expect the CVR will have a value of between U.S. $3.50 and $4.00.

"By acquiring Stanford Telecom, we have acquired access to the source of the high speed time division multiple access (TDMA) technology that contributes significantly to differentiating our broadband wireless product offering from the competition," said Conrad Lewis, executive vice president, Access Products Group, Newbridge Networks. "Today's announcement of the agreement to sell Stanford Telecom's defense communications business to ITT means that Newbridge Networks and Stanford Telecom have satisfied the primary contingency in closing our own merger agreement."

Stanford Telecom designs, manufactures and markets advanced digital communications products and systems to establish or enhance communications via terrestrial wireless, satellites and cable.
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Stanford Telecom's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, radio frequency
(RF) antennas and converters, software and firmware, asynchronous transfer mode design and advanced manufacturing techniques and processes. Stanford Telecom was founded in 1973, maintains headquarters in Sunnyvale, California. News and information are available at www.stelhq.com.

Newbridge Networks designs, manufactures, markets and services wide area networking solutions for Internet service providers; local, long-distance, and wireless communications companies; cable television carriers; and enterprise customers in more than 100 countries.

The Company leverages its relationship with a growing family of Newbridge Affiliate companies and strategic alliances with numerous other networking companies to deliver complete, end-to-end solutions. Newbridge customers include the world's 350 largest telecommunications service providers and more than 10,000 corporations, government organizations and other institutions. Founded in 1986, the Company employs more than 6,000 people on six continents. News and information are available at www.newbridge.com.

Newbridge and logo are registered trademarks of Newbridge Networks Corporation.

Stanford Telecom and Stanford Wireless Broadband are registered trademarks of Stanford Telecommunications Inc.